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                                                                  Exhibit 23.1

           Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Balchem Corporation:

      We consent to the use of our report dated February 6, 2004, with respect to the consolidated balance sheets of Balchem Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule, incorporated herein by reference.

      Our report described above refers to a change in accounting for goodwill and intangible assets in 2002.



/s/ KPMG LLP
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KPMG LLP

Short Hills, New Jersey
August 16, 2004